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                                                                    EXHIBIT 99.1

ValiCert Closes $5,000,000 in Equity Financing

Investment Strengthens Corporate Balance Sheet and Provides
Flexibility For Future Opportunities

MOUNTAIN VIEW, Calif., Nov. 15 /PRNewswire/ -- ValiCert, Inc. (Nasdaq: VLCT -
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news), a leading provider of secure solutions for paperless e-Business,
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announced today that it has completed a $5,000,000 equity investment with Palo
Alto Investors, a private investment firm. Under terms of the agreement, ValiCert issued 1,716,974 shares of common stock at a fixed price of $2.91 per share. In addition, ValiCert issued warrants, with a term of five years, to purchase an additional 357,702 shares of common stock at a fixed price of $3.49 per share. ValiCert will be filing a registration statement with the Securities and Exchange Commission for the resale of the securities issued in connection with this agreement. The securities issued under this agreement are not subject to adjustment for future stock price performance. Yosi Amram, president and chief executive officer of ValiCert, also made an equity investment on the same terms and conditions as Palo Alto Investors.

"As a ValiCert shareholder over the past several months, we have been pleased with the company's performance and execution," said Will Edwards, partner at Palo Alto Investors. "The company is well recognized as a leading provider of solutions for the emerging paperless e-Business market and as this market continues to expand, we expect ValiCert to play a significant role in its growth."

"We are very pleased to have this direct equity investment in the company as it provides greater flexibility to take advantage of future opportunities," said Mr. Amram. "Although we believe our cash resources, independent of this financing, are sufficient to reach our profitability goal, having added balance sheet strength improves our market position as we continue to focus on providing secure solutions for paperless e-Business."

About Palo Alto Investors

Palo Alto Investors is a registered investment advisor providing fully managed investment services to a variety of clients including individuals, trusts, corporations and foundations.

About ValiCert

ValiCert is a leading provider of secure solutions for paperless e-Business. ValiCert Global 2000 customers in financial services, healthcare, manufacturing and government sectors realize significant ROI from deploying ValiCert solutions to help migrate costly or inefficient business processes to the Internet, without losing any trust and security in the process. ValiCert's family of products conforms to the guidelines of the e-Sign legislation and provides a secure, legal-grade environment for conducting online commerce.

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ValiCert has technology and marketing alliances with a range of security,
e-Commerce, systems integrators and application specific companies. With its products and services available through a worldwide direct sales force, resellers and global affiliate network, ValiCert is headquartered in Mountain View, California and has operations throughout the Americas, Europe and Asia. More information about ValiCert is available on the World Wide Web at www.valicert.com.
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NOTE: ValiCert is a trademark of ValiCert, Inc. All other product and brand names are trademarks or registered trademarks of their respective owners.